Exhibit 99.1

SBT Bancorp, Inc. Announces Stock Repurchase Program

SIMSBURY, Conn.--(BUSINESS WIRE)--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced its Board of Directors has authorized a stock repurchase program which provides for the repurchase of SBT Bancorp’s common stock in amounts up to an aggregate of five percent (5%) of outstanding shares for a period of 18 months. The shares will be repurchased in the open market or through privately negotiated transactions from time to time as, in the opinion of management, market conditions warrant.

“We believe the Company’s shares are an attractive investment opportunity, and therefore, the repurchase of our shares is an excellent use of corporate funds that will enhance shareholder value,” said Martin J. Geitz, President and CEO of the Bank.

The Simsbury Bank & Trust Company is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $220 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The stock of the Bank's parent company, SBT Bancorp, Inc., is traded over-the-counter under the ticker symbol of OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, EVP & CFO, 860-408-5493
Fax: 860-408-4679
abisceglio@simsburybank.com